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                                                                     EXHIBIT 2.8



                             ASSIGNMENT OF CONTRACTS

         THIS ASSIGNMENT OF CONTRACTS (this "Assignment") is made and entered into as of November 12, 1997, by and between (i) AEI HOLDING COMPANY, INC., a Delaware corporation ("Assignor"), and (ii) ADDINGTON MINING, INC., a Kentucky corporation ("Assignee").


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                                     RECITAL

         A. Assignor desires to transfer, assign and convey to Assignee all of Assignor's right, title and interest in and to said Contracts and Assignee desires to acquire and accept the same.

         NOW, THEREFORE, for and in consideration of the performance and observance of the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Assignment. Assignor hereby transfers, assigns, sets over and conveys to Assignee, its successors and assigns, and Assignee hereby accepts, all of Assignor's right, title and interest in and to the Contracts, including, without limitation, all accounts receivable, deposits and refunds related thereto.

         2.       Miscellaneous.

                  (a) This Assignment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky, without regard to its conflict of laws principles. Each party agrees that any action brought in connection with this Assignment against another shall be filed and heard in Fayette County, Kentucky, and each party hereby submits to the jurisdiction of the Circuit Court of Fayette County, Kentucky, and the U.S. District Court for the Eastern District of Kentucky, Lexington Division.

                  (b) This Assignment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

                  (c) The terms hereof shall bind and inure to the benefit of and be enforceable by the parties executing (or deemed to have consented to) this Assignment and their respective successors and assigns.

                  (d) The failure of either Assignee or Assignor to insist in any particular instance upon strict performance of any term or provision of this Assignment shall not be construed as a waiver or relinquishment as to the performance of any such term or provision in the future.

                  (e) If any provision of this Assignment or its application will be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of all other applications of that provision, and of all other provisions and applications hereof, will not in any way be affected or impaired. If any court shall determine that any provision of this Assignment is in any way unenforceable, such provision shall be reduced to whatever extent is necessary to make such provision enforceable.

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                  (f) All prior negotiations and agreements by and among the parties hereto with respect to the subject matter hereof are superseded by this Assignment, and there are no representations, warranties, understandings or agreements with respect to the subject matter hereof other than those expressly set forth in this Assignment. No extension, change, modification, addition or termination of this Assignment shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

                  (g) The headings preceding the text of the sections of this Assignment are inserted solely for convenience of reference and shall not constitute a part of this Assignment or affect its meaning, construction or effect.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Assignment as of the date first above written.


                                       AEI HOLDING COMPANY, INC.
                                       a Delaware corporation


                                       By:      /s/ Don Brown
                                                ----------------------------
                                       Name:    Don Brown
                                                ----------------------------
                                       Title:   President
                                                ----------------------------


                                       ADDINGTON MINING, INC.,
                                       a Kentucky corporation

                                       By:      /s/ Vic Grubb
                                                ----------------------------
                                       Name:    Vic Grubb
                                                ----------------------------
                                       Title:   Treasurer
                                                ----------------------------



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                                     ANNEX A


         All contracts transferred to Assignor pursuant to the Assignment of Contracts, dated November 12, 1997, between Assignor and Addington Enterprises, Inc., other than (i) the employment agreement between Don Brown and Addington Enterprises, Inc., dated as of September 22, 1997, (ii) the employment agreement between Keith Sieber and Addington Enterprises, Inc., dated as of November 1, 1997, (iii) the Aircraft Lease Agreement dated as of July 9, 1996, between Provident Commercial Group, Inc. and Addington Enterprises, Inc. and all amendments thereto, and (iv) the Finance Lease dated April 7, 1995, between PNC Leasing Corp., Kentucky and Bowie Resources, Limited ("Bowie"), and assigned from Bowie to Addington Enterprises, Inc.


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